Exhibit 99.1
        PRESS RELEASE
For Immediate Release

                            Contacts:    Michael W. Metcalf, CFO
                                    Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES RETIREMENT OF CHAIRMAN EMERITUS THOMAS W. POWELL

HOUSTON — March 5, 2021 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control, and distribution of electrical energy, today announced that Chairman Emeritus Thomas W. Powell has elected to retire from the Company’s Board of Directors at the conclusion of his current term which ends at the February 16, 2022 Meeting of Stockholders.

Mr. Powell’s decision comes after more than 50 years of service having started with the Company in 1964. Prior to his Chairman Emeritus role, Mr. Powell served as the Company’s Chairman of the Board from 1984 through September 2019. Mr. Powell also served three terms as the Company’s President and Chief Executive Officer from 1984 through September 2008, from September 2011 through August 2012 and again from December 2015 through September 2016.

“It has been an honor to lead and be part of the Powell Industries family over the last several decades. I am extremely proud of this Company and its 2,000 employees around the world and am certain that Powell’s best years lie ahead,” said Powell. “I know this, and believe this, because as an organization Powell will continue to embody the core values and tenants that built this Company – working together, listening to our customers and always valuing their input while staying focused on the needs and challenges of our entire stakeholder community. This engagement is foundational to Powell, learning from one another as we work to solve unique and complex problems and to never stop asking questions. I am confident that Brett and the executive management team Powell enjoys today will continue to carry these founding principles well into the future and that they are the right team to lead Powell in its next chapter.”

Brett Cope, Powell’s Chairman, President and CEO, said, “On behalf of the entire Board of Directors of Powell Industries, as well as the employees of this Company, I would like to express our appreciation for Tom’s decades of outstanding leadership and service. While his presence and counsel will be missed, he has built and fostered a strong and effective culture of service, product excellence, and a reputation for hard work that has been integral to this Company’s success. The strength of our culture is yet again proving its value in the current environment as we progress through the challenges of the COVID-19 pandemic. Powell is a strong and resilient Company with the resources to help our customers solve new challenges in the world we operate in today.”

Mr. Powell first started working at the company at the age of 14 where he spent his summers in the 1950s working on the manufacturing floor. He received his bachelor’s degree in Mathematics from Texas A&M University in 1962 and began his professional career working two years for Westinghouse Electric Corporation. In 1964, he returned to the family business which at that time was not a public corporation. He founded two subsequent corporations, which he merged and then integrated into Powell Industries, Inc.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control, and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

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